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                                                                      EXHIBIT 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                  ASV Reports 4th Quarter & Fiscal 2002 Results
                     4th Quarter Sales Increase 9% Over 2001

     Grand Rapids, MN (March 6, 2003) - ASV, Inc. (NASDAQ: ASVI) today announced its financial results for its fourth quarter and fiscal year 2002. For the fourth quarter of 2002, ASV reported net sales of $11,870,457, a 9% increase over net sales for the fourth quarter of 2001 of $10,847,501. Net earnings for the fourth quarter of 2002 were $178,597, or $.02 per share, compared with net earnings of $368,042, or $.04 per share, for the fourth quarter of 2001.

      For the year ended December 31, 2002, ASV's net sales totaled $44,236,876 compared with $50,081,376 for the year ended December 31, 2001. Net earnings for 2002 increased 79% to $1,353,129, compared with net earnings for 2001 of $755,668. Earnings per share totaled $.13 for 2002 compared with $.07 for 2001.

     Commenting on the fourth quarter results, ASV President Gary Lemke said "ASV experienced a 9% increase in net sales during the fourth quarter of 2002, even with very limited shipments of our larger undercarriage product used by Caterpillar in their Multi-Terrain Loaders (MTL). ASV's sales also increased in the fourth quarter of 2002 due to the increased popularity of our RC-50 All Surface Loader. Part of this increase was from our program to market our R-Series products to rental facilities, which began in October 2002. With a temporary shift away from the larger undercarriage used by Caterpillar and a warranty adjustment of approximately $300,000 for MTL undercarriages, ASV experienced a decreased gross profit percentage for the fourth quarter of 2002. Operating expenses decreased during the fourth quarter of 2002, due primarily to the completion of research and development activities in connection with our alliance with Caterpillar. In addition, ASV's income tax expense for the year ended December 31, 2002 benefited from a lower than expected effective tax rate, due primarily to increased foreign sales and research and development tax credits."

     Continuing, Lemke states "As we complete 2002, we are excited with what we see for 2003. Caterpillar has resumed production of its larger model MTLs, which has allowed ASV to resume production of the related undercarriage for these two models. In addition, Caterpillar has consistently increased its orders for the undercarriage used on its smaller model MTLs since production began in 2002, with the most recent increase coming in mid-February 2003. Caterpillar's order rate for MTLs from its dealers continues to be strong, prompting these increased undercarriage orders. We believe our recently announced alliance with Jacobsen to market our RC-30 and RC-50 Turf Edition All Surface Loaders will provide additional exposure for our machines in the golf and sports turf markets, markets that ASV has had little presence in prior to this alliance. Finally, our newest product, the RC-100, has generated approximately $5 million of orders since its introduction in January 2003. The RC-100 is the largest model in our R-Series product line, with more features and power than our other R-Series products."

     Discussing the Company's outlook for fiscal 2003, Lemke stated "For 2003, ASV anticipates net sales projected in the range of $55-65 million with net earnings projected in the range of $.32-.44 per share on a diluted basis."

Conference Call

     ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, March 6th to discuss these matters. The call will be broadcast over the Internet and can be accessed either at www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 287116. The Internet replay will be available for 90 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

About ASV

     ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

     Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued


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deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                             THREE MONTHS ENDED                     YEARS ENDED
                                                                 DECEMBER 31,                       DECEMBER 31,
                                                       ------------------------------      ------------------------------
                                                           2002              2001              2002              2001
                                                       ------------      ------------      ------------      ------------
Net sales ........................................     $ 11,870,457      $ 10,847,501      $ 44,236,876      $ 50,081,376
Cost of goods sold ...............................       10,267,452         8,250,773        35,614,846        41,025,009
                                                       ------------      ------------      ------------      ------------
         Gross profit ............................        1,603,005         2,596,728         8,622,030         9,056,367
Operating expenses:
     Selling, general and administrative .........        1,323,472         1,555,170         5,029,307         5,857,867
     Research and development ....................          171,552           695,171         1,802,960         2,645,476
                                                       ------------      ------------      ------------      ------------
         Operating income ........................          107,981           346,387         1,789,763           553,024
Other income (expense)
     Interest expense ............................          (30,865)          (35,289)         (126,098)         (146,031)
     Other, net ..................................           91,481           119,944           264,464           528,675
                                                       ------------      ------------      ------------      ------------
         Income before income taxes ..............          168,597           431,042         1,928,129           935,668
Provision for (benefit from) income taxes ........          (10,000)           63,000           575,000           180,000
                                                       ------------      ------------      ------------      ------------
     NET EARNINGS ................................     $    178,597      $    368,042      $  1,353,129      $    755,668
                                                       ============      ============      ============      ============

Net earnings per common share - Diluted ..........     $        .02      $        .04      $        .13      $        .07
                                                       ============      ============      ============      ============

Diluted weighted average shares ..................       10,171,356        10,310,412        10,229,057        10,352,468
                                                       ============      ============      ============      ============

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

         ASSETS                                        DECEMBER 31,     December 31,
                                                           2002             2001
                                                       ------------     ------------
CURRENT ASSETS
    Cash & short-term investments ................     $  4,797,398     $  5,946,840
    Accounts receivable, net .....................       14,397,958       16,828,489
    Inventories ..................................       31,834,620       28,614,053
    Prepaid expenses and other ...................        1,099,985        1,756,844
                                                       ------------     ------------
        Total current assets .....................       52,129,661       53,146,226

PROPERTY AND EQUIPMENT, net ......................        5,080,536        4,794,578
                                                       ------------     ------------

        Total assets .............................     $ 57,210,197     $ 57,940,804
                                                       ============     ============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities .....     $    129,550     $    106,008
    Accounts payable .............................        2,838,370        2,449,144
    Accrued liabilities ..........................        1,795,556        2,296,455
    Income taxes payable .........................               --          505,062
                                                       ------------     ------------
        Total current liabilities ................        4,763,476        5,356,669

LONG-TERM LIABILITIES, less current portion ......        1,979,798        2,012,652

SHAREHOLDERS' EQUITY .............................       50,466,923       50,571,483
                                                       ------------     ------------

Total liabilities & shareholders' equity .........     $ 57,210,197     $ 57,940,804
                                                       ============     ============